Exhibit (d)(9)

CONFIDENTIAL
Execution Version

AMENDED AND RESTATED TENDER AND SUPPORT AGREEMENT

This Amended and Restated Tender and Support Agreement (this “Agreement”), dated as of September 16, 2024, is entered into by and among Squarespace, Inc., a Delaware corporation (the “Company”), General Atlantic (SQRS II), L.P. (the “Stockholder”) and Spaceship Purchaser, Inc., a Delaware corporation (“Parent” and together with the Company and the Stockholder, the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Tender and Support Agreement on September 9, 2024 (the “Prior Agreement”) in connection with and concurrently with the execution and delivery of that certain Amended and Restated Agreement and Plan of Merger (as may be amended from time to time), by and among the Company, Parent and Spaceship Group MergerCo, Inc., a Delaware corporation (“Merger Sub”) (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (other than the shares of Company Common Stock identified in Section 2.7(a)(iii) of the Merger Agreement) (the “Offer”), and following the consummation of the Offer, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock and/or Class B Common Stock (together, and each as adjusted pursuant to Section 12, the “Common Stock”) set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by the Stockholder as of the date hereof (as adjusted pursuant to Section 13, collectively, the “Owned Shares”);

WHEREAS, in connection with the Closing, the Stockholder will contribute and transfer an aggregate number of Owned Shares equal to the quotient of (i) $413,762,041.15 (the “Rollover Amount”) divided by (ii) the Offer Price (but for the avoidance of doubt in no event more than the total number of Owned Shares) (the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive the Offer Price in cash, to a limited partnership that indirectly owns 100% of the equity interests of Parent (“Topco”) immediately after the Offer Acceptance Time and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (of the same class and series as the equity interests to be issued by Topco to Spaceship Intermediate 1, LP (or its applicable Affiliates, and together with its Affiliates, “Sponsor”) in connection with the Closing (such equity interests, collectively, the “Sponsor Topco Interests”)), with an aggregate value (based on the same per share price paid by the Sponsor for the Sponsor Topco Interests) equal to the Rollover Amount (the “Exchange Interests”);

WHEREAS, in connection with the Closing, the Stockholder will transfer and sell all of the Owned Shares (less and excluding the Rollover Shares) and any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (as adjusted pursuant to Section 13, the “Covered Shares” or the “Sale Shares”, and together with the Rollover Shares, the “Transferred Shares”) to Topco at the Exchange Time, in exchange for an aggregate amount of cash equal to the number of Sale Shares multiplied by the Offer Price (the “Sale Price”);

WHEREAS, immediately following the contribution and transfer of the Rollover Shares and Sale Shares to Topco, Topco will contribute and transfer the Transferred Shares to Parent (the “Parent Contribution”);

WHEREAS, it is intended that for U.S. federal (and applicable state and local) income tax purposes, (i) the contribution of Rollover Shares to Topco (which will be classified as a domestic partnership for U.S. federal income tax purposes as of the Effective Time) in exchange for Exchange Interests shall be treated for U.S. federal, and applicable state and local, income tax purposes as a contribution of property to a partnership in exchange for equity interests in such partnership in which no gain or loss is recognized under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the sale of the Sale Shares to Topco in exchange for the Sale Price shall be treated as a sale or exchange governed by Section 1001 of the Code, and (iii) the Parent Contribution shall be treated as an exchange in which no gain or loss is recognized under Section 351(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder has entered into that certain Second Amendment to the Interim Investors Agreement, originally dated as of May 13, 2024,  as amended by that certain Amendment to Interim Investors Agreement, dated as of August 28, 2024 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”) with the other parties thereto, each of which will be limited partners of Topco; and

WHEREAS, as a condition to the willingness of the Company and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholder, and the Stockholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders, the Company and Parent hereby agree as follows:

1.            Reserved.

1.1          Reserved.

2.            Agreement to Vote the Voting Shares; Proxy.

2.1         Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (as adjusted pursuant to Section 13, collectively, the “Voting Shares”) against (a) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (b) any Acquisition Proposal, (c) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (d) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or any of the other transactions contemplated by the Merger Agreement (collectively, the “Supported Matters”). The Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 2.1) so that all of the Voting Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the obligations hereunder with respect to the Supported Matters, the Stockholder shall be entitled to vote the Voting Shares in its sole discretion.  The Stockholder shall not take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

2.2         Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 2.1, then the Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, any duly elected officer of Parent, and each of them individually, with full power of substitution and resubstitution, to vote the Stockholder’s Voting Shares (to the extent such Voting Shares are entitled to so vote) in accordance with Section 2.1 at any Company stockholder meeting (including any postponement, recess or adjournment thereof) at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that the Stockholder shall at all times retain the right to vote the Stockholder’s Voting Shares (or to direct how such Voting Shares shall be voted) in the Stockholder’s sole discretion on matters other than Supported Matters. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement to Parent to enter into this Agreement and the Merger Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate or waive its rights to enforce this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder.  For purposes of this Section 2.2, a Stockholder will be deemed to have failed to comply with any of its obligations set forth in Section 2.1 if it has not submitted a proxy to the proxyholder appointed by the Company in connection with any Company stockholder meeting called to vote on any of the Supported Matters to vote consistent with such obligations by the day that is one (1) Business Day prior to the applicable Company stockholder meeting. Notwithstanding anything to the contrary in this Section 2.2, nothing herein shall prevent the Stockholder from making any Transfers permitted under Section 5.1 or as set forth elsewhere in this Agreement to its Affiliates, provided that such Affiliates agree to be bound by the terms of this Agreement, including this Section 2.2, with respect to the Transferred Voting Shares pursuant to a Joinder (as defined below).

3.            Rollover and Sale.

3.1         Contribution and Exchange. On the terms set forth herein and subject to Section 3.2, Section 3.3, Section 3.4 and Section 3.5:

(a)        The Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco all of the Transferred Shares of such Stockholder, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Transferred Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, and each of Sponsor and Parent agrees and covenants to the Stockholder to cause Topco to exchange such Transferred Shares for (i) the issuance by Topco to the Stockholder of, at the Exchange Time, the Exchange Interests and (ii) the payment in cash by Topco to the Stockholder of the Sale Price (the “Exchange”).  No Sponsor Topco Interests issued prior to or in connection with the Transactions shall be issued at a lower price per share than the Sponsor Topco Interests issued hereunder.

(b)         The Stockholder shall have the right, in its sole discretion, to designate in writing to Parent at any time prior to the Exchange Time, the specific Owned Shares held by the Stockholder that are the Rollover Shares hereunder.

(c)         The Stockholder acknowledges and agrees that, from and after the consummation of the Exchange at the Exchange Time, except as set forth in Sections 3.2 or 3.3, the Stockholder shall have no right, title or interest in or to the Transferred Shares, other than the right to receive (i) the Exchange Interests and (ii) the cash equal to the Sale Price.

(d)         Notwithstanding anything to the contrary set forth herein or in the Interim Investors Agreement, the Stockholder may elect prior to the Offer Acceptance Time by written notice to the other Investors (as defined in the Interim Investors Agreement) that it elects to replace all or a portion of its Rollover Shares with an equity investment indirectly in Parent on the same terms as the Investors providing an Equity Commitment (as defined in the Interim Investors Agreements), in which case the parties shall enter into documentation (including amendments to this Agreement and the Interim Investors Agreement and entry into an equity commitment letter) to effect the foregoing prior to the Offer Acceptance Time.

3.2        Conditions to Exchange. The obligations of the Stockholder, Topco and Parent to consummate the Exchange at the Exchange Time are subject to the satisfaction (or waiver by the Stockholder or such other party set forth below in writing) of the following conditions:

(a)         (i) The satisfaction, or written waiver (to the extent permitted) by Parent, of all conditions to the obligations of the Buyer Parties to consummate the Offer and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Annex A of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder) of such conditions), (ii) the substantially contemporaneous or prior funding of the Equity Financing and, if applicable, the Debt Financing and (iii) the substantially contemporaneous consummation of the Merger at the Effective Time and (iv) the substantially contemporaneous consummation of the contribution of Transferred Shares in exchange for Exchange Interests pursuant to and in accordance with the terms and conditions (and defined terms) of the Other Support/Investment Agreements (as defined below).

(b)         Solely for the benefit of Parent, the representations and warranties made by the Stockholder in Section 7.1 through Section 7.8 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Exchange on the terms set forth herein or (ii) be materially adverse to Parent.

(c)          Solely for the benefit of Parent, the representations and warranties made by the Company in Section 8.1 through Section 8.4 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Exchange on the terms set forth herein or (ii) be materially adverse to Parent.

(d)         Solely for the benefit of the Stockholder, the representations and warranties made by Parent in Section 9.1 through Section 9.7 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to (i) prevent or materially impair or materially delay the consummation of the Exchange on the terms set forth herein or (ii) be materially adverse to the Stockholder;

(e)         Solely for the benefit of Parent, the Stockholder shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Stockholder at or prior to the Exchange Time;

(f)         Solely for the benefit of the Stockholder, the Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Exchange Time;

(g)         Solely for the benefit of the Stockholder, Parent shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent at or prior to the Exchange Time; and

(h)        No law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchange.

3.3         Failure to Consummate the Offer. In the event that after the Exchange the Offer fails to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with such termination of the Merger Agreement, automatically and without any further action of the parties hereto, each of Sponsor and Parent shall cause Topco to assign, transfer, convey and deliver to the Stockholder the Transferred Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Transferred Shares), except as may exist by reason of this Agreement and applicable securities laws, and the Stockholder shall assign, transfer, convey and deliver to Topco the Exchange Interests issued to the Stockholder, free and clear of any and all Liens (including any restrictions on the right to vote, sell or otherwise dispose of the Exchange Interests) except as may exist by reason of this Agreement and applicable securities laws. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective. It is intended that the consummation of the transactions described in this Section 3.3 shall constitute a rescission of the Exchange to the extent permitted under applicable law for U.S. federal and applicable state and local income tax purposes.

3.4         Tax Treatment.

(a)         Each of Topco, Parent, the Sponsor and the Stockholder intends that, for U.S. federal (and applicable state and local) income tax purposes, (i) the contribution of Rollover Shares to Topco in exchange for Exchange Interests be treated as a contribution of property to a partnership in exchange for equity interests in such partnership in which no gain or loss is recognized under Section 721(a) of the Code, (ii) the sale of the Sale Shares to Topco in exchange for the Sale Price shall be treated as a sale or exchange governed by Section 1001 of the Code, and (iii) the Parent Contribution shall be treated as an exchange in which no gain or loss is recognized under Section 351(a) of the Code (the “Intended Tax Treatment”). Each of the Stockholders, Parent, the Sponsor and Topco, as applicable, shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b)          As of the Effective Time, for U.S. federal income tax purposes, Parent shall be classified as a domestic corporation and Topco shall be classified as a domestic partnership.

3.5       Structure. References to Parent in the foregoing provisions of this Section 3 shall be deemed to refer to Topco, which receives the Rollover Shares and in turn contributes them, directly or indirectly, to Parent, as the context requires based on the holding company structure of Parent and the Sponsor.

3.6        Termination. Neither Parent nor the Stockholder shall be permitted to terminate its obligations under this Section 3 without the prior written consent of the Parent, in the case of any termination by the Stockholder, or the Stockholder, in the case of any termination by Parent (it being understood that this Section 3 shall also be terminated upon any termination of this Agreement pursuant to Section 4).

4.           Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to any term or provision of the Offer or the Merger Agreement that is effected without the Stockholder’s prior written consent and that (x) reduces the Offer Price or changes the form of consideration being offered to Company Stockholders under the Offer, imposes any non-immaterial conditions, requirements or restrictions on any Stockholder’s right to receive the cash consideration payable to the Stockholder with respect to shares of Company Common Stock owned by the Stockholder (other than the Rollover Shares) pursuant to the Offer or that materially delays the timing of any such payment after the Offer Acceptance Time or (y) would require the consent of the Stockholder under the Interim Investors Agreement without having received such consent (the earliest such date set forth in clauses (i) through (iii), the “Termination Date”); provided, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination (it being acknowledged and agreed that, for the avoidance of doubt, that for purpose of this Agreement references in the definition of Willful and Material Breach to “this Agreement” shall refer to this Agreement and not to the Merger Agreement).

5.            Certain Covenants.

5.1        Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, the Stockholder shall not, shall cause its controlled Affiliates not to, and shall direct its other Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly, (a) tender any Voting Shares into any tender or exchange offer (other than the Offer), (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Voting Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting or other agreement with respect to any Voting Shares that is inconsistent with this Agreement, (d) take an action that would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or (e) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 5.1 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, but subject to the final sentence of this Section 5.1, any Stockholder may transfer any or all of the Voting Shares, in accordance with applicable law, to the Stockholder’s Affiliates (provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Voting Shares or any interest in any of such Voting Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof and deliver an irrevocable proxy in the form of Section 2.2 in which case such Affiliate shall be deemed a Stockholder hereunder, the “Joinder”).  From the date hereof until the Exchange Time, the Stockholder shall retain a sufficient number of Rollover Shares to effect the Exchange in accordance with Section 3.1.  Notwithstanding anything to the contrary in this Agreement, no Transfer shall be permitted if it results in the conversion of shares of Class B Common Stock to shares of Class A Common Stock under the Charter.

5.2       Other Stockholder Arrangements. Each of the Company and Parent covenants and agrees that it will not, and will cause each of its respective Affiliates not to, amend, modify, waive or terminate any provision of any Support Agreement entered into by and between Parent and the Company, on the one hand, and any  Co-Investor (as defined in the Interim Investors Agreement) other than the Stockholder, on the other hand (each, an “Other Support/Investment Agreement”), or enter into any other arrangements, agreement (including side letters) or understandings, whether written or oral, with any Co-Investor other than the Stockholder (“Side Arrangements”) without the prior written consent of the Stockholder, excluding the Interim Investors Agreement.

6.            Reserved.

7.            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

7.1       Due Authority. The Stockholder (if a legal entity) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite trust, corporate or other similar power and authority and has taken all trust, corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder, if applicable, is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Limitations.

7.2         No Conflict. The execution and delivery of, compliance with and performance of this Agreement by the Stockholder do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation, trust agreement or operating agreement or similar organizational documents of the Stockholder, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Stockholder, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Transactions or the performance by the Stockholder of its obligations under this Agreement.

7.3        Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other Person is required by or with respect to the Stockholder in connection with (a) the execution and delivery of this Agreement, (b) the performance by the Stockholder of its covenants and obligations under this Agreement, or (c) the consummation by the Stockholder of the transactions contemplated hereby, except (i) as required by the rules and regulations promulgated under any applicable federal or state securities, takeover and/or “blue sky” laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Stockholder of its obligations under this Agreement.

7.4         Ownership of the Owned Shares.

(a)          The Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any Liens, other than those created by this Agreement, arising under applicable securities laws or that will be fully discharged and released prior to the Exchange Time. The Stockholder has the full legal right, power and authority to deliver the Rollover Shares to Parent pursuant to Section 3 of this Agreement. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by the Stockholder.

7.5       Absence of Litigation; Orders. As of the date hereof, there is no Legal Proceeding (other than any Transaction Litigation) pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement. The Stockholder is not subject to any order of any kind or nature that would reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Stockholder of its obligations under this Agreement.

7.6         Investment. The Exchange Interests to be acquired by the Stockholder pursuant to this Agreement will be acquired for the Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable federal or state securities laws. The Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. The Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchange Interests. The Stockholder is able to bear the economic risk of its investment in the Exchange Interests for an indefinite period of time because the Exchange Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Interests and has had access to such other information concerning Parent as the Stockholder has requested.

7.7         Finders Fees. No broker, investment bank, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s, investment banking or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder acting in his, her or its capacity as a stockholder of the Company.

7.8        Tax Matters.  The Stockholder hereby acknowledges that neither Parent, Topco, the Sponsor nor the Company, nor any of their respective representatives or affiliates makes or has made any representation or warranty as to the tax treatment of the transactions contemplated by this Agreement. The Stockholder shall, upon reasonable request by Topco and as soon as reasonably practicable, provide Topco with the tax basis of the Rollover Shares as of the date of the Exchange and any other information reasonably requested by Topco in connection with the preparation and filing of any of its or its subsidiaries’ tax returns.

8.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder and Parent as follows:

8.1       Due Authority. The Company is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by or on the part of the Company or vote of holders of any class of the capital stock of the Company is necessary to authorize, approve and adopt (i) the execution of this Agreement or (ii) the performance by the Company of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

8.2         No Conflict. The execution and delivery of this Agreement by the Company, and the performance by the Company of its covenants and obligations hereunder do not and will not, other than as provided in the Merger Agreement with respect to the Transactions and the other transactions contemplated thereby, (i) violate or conflict with any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

8.3        Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with (a) the execution and delivery of this Agreement, (b) the performance by the Company of its covenants and obligations under this Agreement, or (c) the consummation by the Company of the transactions contemplated hereby, except (i) as required by the rules and regulations promulgated under any applicable federal or state securities, takeover and “blue sky” laws, including compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

8.4       Transaction Documentation. As of the date of this Agreement, (i) the Company has provided or has caused to be provided to the Stockholder true, correct and complete copies of (a) the Other Support/Investment Agreements, and (ii) neither the Company nor its Affiliates have entered into any Side Arrangements without the prior written consent of the Stockholder.

9.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder and the Company as follows:

9.1       Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

9.2        No Conflict. The execution and delivery of this Agreement by Parent, and the performance by Parent of its covenants and obligations hereunder do not and will not, other than as provided in the Merger Agreement with respect to the Transactions and the other transactions contemplated thereby, (i) violate or conflict with any provision of the organizational documents of Parent or any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration,  or Lien that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

9.3         Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, or notification to any Governmental Authority or any other Person, is required by or with respect to Parent in connection with (a) the execution and delivery of this Agreement, (b) the performance of Parent of its covenants and obligations under this Agreement, or (c) the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, or prohibit or impair in any material respect, the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

9.4       Absence of Litigation; Orders. As of the date hereof, there is no Legal Proceeding (other than any Transaction Litigation) pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would, individually or in the aggregate, (i) reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or (ii) be material to Parent and its Subsidiaries, taken as a whole. Parent is not subject to any order of any kind or nature that would prevent or materially delay the ability of Parent to perform in all material respects its covenants and obligations pursuant to this Agreement.

9.5         Exchange Interests.  The Exchange Interests, when issued to the Stockholder pursuant to the Exchange, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and issued free and clear of any liens, other than those created by the organizational documents of Topco or arising under applicable securities laws.

9.6        Transaction Documentation. As of the date of this Agreement, (i) Parent has provided or has caused to be provided to the Stockholder true, correct and complete copies of (A) the executed Merger Agreement, (B) each executed Equity Commitment Letter, (C) the executed Debt Commitment Letter, (D) each executed Fee Funding Agreement, (E) the Other Support/Investment Agreements and (F) the Interim Investors Agreement and (ii) neither Parent nor its Affiliates have entered into any Side Arrangement without the prior written consent of the Stockholder.

9.7         Capitalization of Topco and Parent.

(a)         At and immediately after the Exchange Time, (x) the Exchange Interests issued pursuant to Section 3.1(a), (y) the Exchange Interests (as defined in the Other Support/Investment Agreements) issued pursuant to Section 2.1(a) of the Other Support/Investment Agreements and (z) the equity interests of Topco to be issued to (i) Sponsor at or before the Exchange Time pursuant to its respective Equity Commitment Letter and (ii) Accel Leaders 3, L.P. and Accel Leaders 4, L.P.  at or before the Exchange Time pursuant to its respective Equity Commitment Letter shall be all of the equity interests of Topco outstanding at and immediately after the Exchange Time.

(b)         Except as contemplated by the Merger Agreement, the Equity Commitment Letters or otherwise agreed to by the parties hereto, at and immediately after the Exchange Time, there shall be no (i) options, warrants, or other rights to acquire share capital of Topco or Parent, (ii) outstanding securities exchangeable for or convertible into share capital of Topco or Parent and (iii) outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities other than any management incentive plan approved in accordance with the Interim Investors Agreement.

(c)          Merger Sub is directly wholly owned by Parent.

(d)          Parent is wholly owned by Topco.

(e)        Sponsor is controlled by the Persons identified as an “Investor” on Schedule A to its Equity Commitment Letter and wholly owned by such Persons and their limited partners.

(f)        Parent shall be classified as a domestic corporation and Topco shall be classified as a domestic partnership for U.S. federal income tax purposes.

(g)         At the Exchange Time, the Exchange Interests to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions arising under applicable securities laws or the organizational documents of Topco.

(h)         None of Topco, Parent or Merger Sub has engaged in any business activities or has incurred any liabilities or obligations other than with respect to their formation, their capitalization (including with respect to the potential incurrence of the Debt Financing) or as contemplated by, or in furtherance of, the Equity Commitment Letter, the Fee Funding Agreement, this Agreement, the Merger Agreement and the other documents and transactions contemplated thereby.

10.         Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its Subsidiaries, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

11.        Non-Survival of Representations, Warranties and Covenants. Other than (a) the representations specified in Section 9.6 and 9.7 which shall survive for one year following the Effective Time and (b) the covenants and agreements specified in Sections 3.4, 12 and 13 and Sections 15 through 30, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

12.        Waiver of Appraisal and Dissenter Rights and Certain Other Actions. The Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Voting Shares with respect to the Transactions, the other transactions contemplated by the Merger Agreement and the Offer. The Stockholder, its Affiliates and their respective Representatives agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board or the Special Committee in connection with this Agreement, the Merger Agreement, the Transactions or the other transactions contemplated by the Merger Agreement or the Offer. The Stockholder and the Company agree that, with respect to the Stockholder, the Voting and Support Agreement, dated May 10, 2021, by and among the Company and the stockholders of the Company listed therein (including the Stockholder) is hereby terminated (other than with respect to any provisions thereof that purport to survive such termination, including any such provisions with respect to indemnification, which shall survive such termination) effective as of the Effective Time.

13.         Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change prior to the Effective Time in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Rollover Shares”, “Voting Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock issued in such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, in each case prior to the Effective Time.

14.        Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

15.        Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or email transmission, in each case, the intended recipient is set forth below:

if to Stockholder to:

General Atlantic Service Company, LLC
55 East 52nd Street, 32nd Floor
New York, NY 10055
Attn:	Gordon Cruess
Email:	gcruess@generalatalantic.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn:	Matthew Abbott
Ellen N. Ching
Email:	mabbott@paulweiss.com
eching@paulweiss.com

if to Parent to:

c/o Permira Advisers LLC
320 Park Avenue, 23rd Floor
New York, NY 10022
Attn:	Justin Herridge
Email:	Justin.Herridge@permira.com
legal@permira.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn:	Brian Mangino
Amber Banks
Mariclaire Brewer
Max Schleusener
Email:	Brian.Mangino@lw.com
Amber.Banks@lw.com
Mariclaire.Brewer@lw.com
Max.Schleusener@lw.com

and

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attn:	Melissa DiVincenzo
Email:	mdivincenzo@morrisnichols.com

if to the Company (prior to the Effective Time) to:

Squarespace, Inc.
25 Varick Street, 12th Floor
New York, New York 10001
Attn:	Courtenay O’Connor
Email:	coconnor@squarespace.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:	Allison R. Schneirov
Christopher M. Barlow
Daniel L. Luks
Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com
daniel.luks@skadden.com

and

Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, Delaware 19801
Attn:	Srini S. Raju
Nathaniel J. Stuhlmiller
Email:	raju@rlf.com
stuhlmiller@rlf.com

16.        Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, in the case of such law or regulation as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

17.         Entire Agreement. This Agreement and the documents and instruments and other agreements entered into in connection herewith by any of the parties hereto and the Merger Agreement collectively constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto with respect to the subject matter hereof, including the Prior Agreement (which Prior Agreement is hereby terminated in its entirety, effective as of the date hereof, pursuant to Section 3.6 of the Prior Agreement).

18.        No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19.        Governing Law; Waiver of Jury Trial. This Agreement is governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 15 or in such other manner as may be permitted by applicable law, but nothing in this Section 19 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20.       Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 3.1(a)) may be assigned, delegated or transferred, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

21.          Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. For the avoidance of doubt, the parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof and without bond or other security being required, (b) if any party hereto is seeking injunctive relief, specific performance or other equitable relief pursuant hereto, the other parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.  Notwithstanding the foregoing, nothing herein shall in any way limit a party’s right to pursue a claim for monetary damages arising out of a breach of this Agreement.

22.         Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to any Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

23.         Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction or other Governmental Authority to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24.         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

25.         Amendment; Waiver. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

26.        No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27.       Special Committee Approval. Notwithstanding any provision to the contrary, prior to the Effective Time, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. Prior to the Effective Time, the Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholder.

28.         No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Company Board and the Special Committee have approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the DGCL, the Charter, the Bylaws or any similar organization document of the Company, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement, including the Transactions, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed and delivered by all parties hereto.

29.        No Ownership Interest. Except as expressly provided in Section 3 with respect to the Transferred Shares following the consummation of the Exchange at the Exchange Time and as expressly provided in Section 1 with respect to the tender of the Covered Shares, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the applicable Stockholder.

30.          No Other Representations and Warranties.  The Company, Parent and the Stockholder acknowledge and agree that, except for the representations and warranties expressly set forth in Section 7, Section 8 and Section 9 of this Agreement, none of the Company, Parent or the Stockholder makes, has made, or shall be deemed to have made, any representation or warranty in connection with this Agreement. The Company, Parent and the Stockholder acknowledge and agree that each is not entering into this Agreement in reliance on any representation or warranty, express or implied, except for the representations and warranties expressly set forth in Section 7, Section 8 or Section 9, as applicable.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GENERAL ATLANTIC (SQRS II), L.P.

BY:	General Atlantic (SPV) GP, LLC, its general partner
BY:	General Atlantic, L.P., its sole member
By:	/s/ Gordon Cruess
Name:	Gordon Cruess
Title:	Managing Director

[Signature Page to Amended and Restated Tender and Support Agreement (General Atlantic)]

SPACESHIP PURCHASER, INC.

By:	/s/ Peter Flynn
Name: Peter Flynn
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Tender and Support Agreement (General Atlantic)]

SQUARESPACE, INC.

By:	/s/ Anthony Casalena
Name: Anthony Casalena
Title: Chief Executive Officer

[Signature Page to Amended and Restated Tender and Support Agreement (General Atlantic)]

Exhibit A

Owned Shares

Stockholder	Class A Common Stock	Class B Common Stock	Owned Shares
General Atlantic (SQRS II), L.P.	10,611,073	4,958,345	15,569,418